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SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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COGENT COMMUNICATIONS GROUP, INC. (Name of Registrant as Specified In Its Charter)
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1015 31st Street N.W.
Washington, D.C. 20007
(202) 295-4200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 12, 2003

        The Annual Meeting of Stockholders of Cogent Communications, a Delaware corporation (the "Company"), will be held on June 12, 2003 at 9:00 a.m., local time, at the Company's principal executive offices at 1015 31st Street N.W., Washington, D.C. 20007, for the following purposes:

  1.
  To elect two persons to the board of directors of the Company to hold office until the next annual meeting of the stockholders and until their respective successors have been elected or appointed.

  2.
  To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

        The foregoing matters are described in more detail in the enclosed Information Statement.

        The board of directors has fixed April 14, 2003, as the record date for determining stockholders entitled to vote at the Annual Meeting of Stockholders.

        Financial and other information about the Company for the year ended December 31, 2002, is contained in the Company's Annual Report of Form 10-K that is being mailed to you with this Information Statement.

        You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors,

David Schaeffer, Chairman and Chief Executive Officer
Washington, D.C. April 24, 2003

1015 31st Street N.W.
Washington, D.C. 20007
(202) 295-4200

INFORMATION STATEMENT

        This Information Statement and the accompanying Notice of Annual Meeting of Stockholders are being furnished to the stockholders of Cogent Communications Group, Inc. (the "Company") by the board of directors in connection with the Annual Meeting of Stockholders to be held on June 12, 2003, at 9:00 a.m., local time, at the Company's principal executive offices at 1015 31st Street N.W., Washington, D.C. 20007 and at any adjournment or postponement thereof (the "Annual Meeting").

        It is contemplated that this Information Statement and the accompanying Annual Report on Form 10-K will first be mailed to stockholders on or about April 28, 2003.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Matters to be Considered at the Annual Meeting

        At the Annual Meeting the Company's stockholders will be asked to consider and vote upon the election of two directors and to transact such other business as may properly come before the Annual Meeting. The proposals are described in more detail in this Information Statement. The board of directors knows of no other matters that are likely to be brought before the Annual Meeting.

Record Date; Outstanding Shares; Voting Rights

        The board of directors of the Company has fixed the close of business on April 14, 2003 (the "Record Date") as the date for the determination of stockholders who are entitled to vote at the Annual Meeting. As of the Record Date, the Company's issued and outstanding capital stock consisted of:

  •
  3,521,438 shares of common stock, par value $0.001 per share (the "Common Stock"), which was held by approximately 345 holders of record;

  •
  26,000,000 shares of Series A preferred stock, par value $0.001 per share (the "Series A Preferred Stock");

  •
  19,362,531 shares of Series B preferred stock, par value $0.001 per share (the "Series B Preferred Stock");

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  49,773,402 shares of Series C preferred stock $0.001 per share (the "Series C Preferred Stock");

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  3,426,293 shares of Series D preferred stock $0.001 per share (the "Series D Preferred Stock"); and

  •
  3,426,293 shares of Series E preferred stock $0.001 per share (the "Series E Preferred Stock" and together with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, the "Preferred Stock").

        Holders of shares of our Common Stock and Preferred Stock are entitled to the following number of votes on all matters on which they are entitled to a vote at the Annual Meeting:

  •
  holders of Common Stock are entitled to one vote for each share held;

  •
  holders of Series A Preferred Stock are entitled to one vote for every ten shares held;

  •
  holders of Series B Preferred Stock are entitled to one vote for every 7.7048 shares held;

  •
  holders of Series C Preferred Stock are entitled to one vote for every ten shares held;

  •
  holders of Series D Preferred Stock are entitled to one vote for every ten shares held; and

  •
  holders of Series E Preferred Stock are entitled to one vote for every ten shares held.

        The board of directors has nominated James Wei and Edward Glassmeyer, both current members of the Company's board of directors, to stand for reelection at the Annual Meeting.

Reelection of Mr. Wei

        Pursuant to the terms of the Company's Third Amended and Restated Articles of Incorporation, only the holders of Series A Preferred Stock on the Record Date voting as a class are entitled to vote at the Annual Meeting for the election of the director to occupy the place on the board of directors for which Mr. Wei has been nominated. The holders of the Series A Preferred Stock have informed the Company that they intend to vote, or cause their shares to be voted, at the Annual Meeting for the reelection of Mr. Wei.

Reelection of Mr. Glassmeyer

        Pursuant to the terms of the Company's Third Amended and Restated Articles of Incorporation, only the holders of Series B Preferred Stock on the Record Date voting as a class are entitled to vote at the Annual Meeting for the election of the director to occupy the place on the board of directors for which Mr. Glassmeyer has been nominated. The holders of a majority of the Series B Preferred Stock have informed the Company that they intend to vote, or cause their shares to be voted, at the Annual Meeting for the reelection of Mr. Glassmeyer.

Quorum

        A quorum is necessary for the transaction of business at the Annual Meeting. At the Annual Meeting, inspectors of election will determine the presence of a quorum and tabulate the results of the voting by stockholders. A quorum exists when the holders of a majority of the total number of outstanding shares of stock that are entitled to vote at the Annual Meeting are represented at the Annual Meeting in person or by proxy. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and therefore, abstentions will have the effect of a negative vote for purposes of determining the approval of any matter submitted to the stockholders for a vote, other than the election of directors.

Note Regarding Share and Per Share Data

        In connection with the completion of the merger of Allied Riser Communications Corporation ("Allied Riser") with a subsidiary of the Company (the "Merger"), which is discussed in the accompanying Annual Report on Form 10-K, the Company completed a ten-for-one reverse stock split. All share and per-share information contained in this Information Statement reflects the occurrence of that reverse stock split.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        Two directors are to be elected at the Annual Meeting to serve until their respective successors are elected and qualified. Nominees for election to the board of directors shall be elected by a plurality of the votes cast by those stockholders represented and entitled to vote on the election of each director at the Annual Meeting. The board of directors has no reason to believe that either of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

        The Company's Articles of Incorporation and the Amended and Restated Stockholders Agreement govern the nomination and election of directors. As described below, the Company's Board is divided into three classes. The nomination and election of four of the directors is reserved to the holders of the Company's series A, B and C preferred stock. This year, the candidates nominated in Proposal 1 will be elected solely by the Class A and Class B preferred stockholders. Holders of the Company's common stock are not entitled to vote.

        Abstentions from voting on the election of directors, including broker non-votes, will have no effect on the outcome of the election of directors. Set forth below is certain information concerning the two directors of the Company to be elected at the Annual Meeting:

        James Wei, age 35, has served on the Company's board of directors since 2000. He has been a general partner at Worldview Technology Partners, a venture capital firm, since April 1996. Prior to that, Mr. Wei was a Fund Manager at JAFCO Co., Ltd., a venture capital firm, from October 1991 through April 1996. Mr. Wei currently also serves on the boards of directors for ONStor, Inc., Stretch, Inc., CommVerge Solutions, Limited, XHP Microsystems, Inc., Movaz Networks, Inc., Tensilica, Inc., 3PARdata, Inc. and Force10 Networks, Inc.. He is also a member of the Investment Committee of Meritech Capital Partners, a late stage venture capital fund with $1.8 billion under management. Mr. Wei has been nominated for election as a member of the board of directors pursuant to an agreement among the Company, certain of its Preferred Stock investors, including Worldview Technology Partners, and other affiliates of the Company whereby the Company has agreed to nominate certain designees to the board of directors and such Preferred Stock investors, Worldview Technology Partners, and other affiliates of the Company have agreed to vote for such designees.

        Edward Glassmeyer, age 60, has served on the Company's board of directors since 2000. Mr. Glassmeyer was with Citicorp Venture Capital from 1968 to 1970, and The Sprout Capital Group where he was Managing Partner from 1971 to 1974. In 1973, he became a founding director of the National Venture Capital Association (NVCA). He co-founded Charter Oak Enterprises, a merchant bank, in 1974. In 1978, he co-founded Oak Investment Partners, a venture capital firm. Since July 1996, he has been an Overseer of The Tuck School at Dartmouth College. Mr. Glassmeyer serves on the board of directors of a number of Oak portfolio companies supplying network equipment and services, including Apogee Networks, Inc., Movaz Networks, Inc. and Telica, Inc. Mr. Glassmeyer has been nominated for election as a member of the board of directors pursuant to an agreement among the Company, certain of its Preferred Stock investors, including Oak Investment Partners, and other affiliates of the Company whereby the Company has agreed to nominate certain designees to the board of directors and such Preferred Stock investors, Oak Investment Partners, and other affiliates of the Company have agreed to vote for such designees.

Recommendation of the Board of Directors:

        The board of directors recommends a vote "FOR" the election of both nominees named above.

THE BOARD OF DIRECTORS AND COMMITTEES

        The board of directors met fifteen (15) times during 2002 and acted by unanimous written consent in lieu of a meeting on two (2) occasions. The board of directors has a standing audit committee and a compensation committee, but does not have a nominating committee or other committee that would perform a similar function. Each member of the board of directors attended 75% or more of the aggregate number of board of directors and applicable committee meetings held during 2002.

        The board of directors currently consists of five directors. The board of directors is divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2005; Class II, whose term will expire at the Annual Meeting; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2004. The current Class I director is David Schaeffer, and the position formerly held by B. Holt Thrasher remains vacant. The Class II directors are James Wei and Edward Glassmeyer, and the Class III directors are Erel Margalit and Helen Lee. At each annual meeting of the stockholders, the successors to the class of directors whose terms expired will be elected to serve three-year terms. If the number of directors on our board increases, the newly created directorships will be distributed among the three classes so that each class will, as nearly as possible, comprise one-third of the total number of directors. The classification of our board of directors may delay or prevent changes in our control or management. Our directors may be removed either with or without cause at any meeting of the Company's stockholders by a majority vote of those stockholders represented and entitled to vote at such meeting, however, certain of the Preferred Stock investors and other affiliates of the Company that currently have the voting power to determine the outcome of such a vote have agreed not to vote to remove any member of the board of directors unless the party that designated that member for nomination to the board of directors also votes to remove that member, and in the case that such nominating party votes to remove its designee, such other Preferred Stock investors and other affiliates of the Company have agreed to vote to remove the designee.

Audit Committee

        The audit committee consists of Edward Glassmeyer, Erel Margalit, and James Wei (chair), each of whom is independent as the term is defined in Section 121(A) of the listing standards of the American Stock Exchange. The board of directors has adopted a written charter for the audit committee which sets forth its responsibilities and is attached as Appendix A to this Information Statement. The audit committee meets periodically with management and our independent accountants to review their work and confirm that they are properly discharging their respective responsibilities. The audit committee also:

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  recommends the appointment of independent accountants to audit our financial statements and perform services related to the audit;
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  reviews the scope and results of the audit with the independent accountants;
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  reviews with management and the independent accountants our annual operating results;
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  considers the adequacy of the internal accounting control procedures; and
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  considers the independence of our accountants.

        The audit committee met six times during 2002, and on March 20, 2003 to receive the report of the Company's auditors.

Audit Committee Report

To the Board of Directors:

        We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2002.

        We have discussed with the independent auditors, Ernst & Young LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

        We have received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

        Based on the reviews and discussions referred to above, we recommend to the board of directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

                      Audit Committee:

                      Edward Glassmeyer
                      Erel Margalit
                      James Wei

Compensation Committee

        The compensation committee consists of Edward Glassmeyer, Erel Margalit, and James Wei. The compensation committee determines the salary and incentive compensation of our Chief Executive Officer and is consulted in connection with changes in the compensation of our other executive officers. The compensation committee also administers the 2000 Equity Incentive Plan, reviews management recommendations with respect to option grants, and takes other actions as may be required in connection with our compensation and incentive plans. No changes were made to the compensation of our Chief Executive Officer in 2002 and the other functions of the compensation committee were assumed by the full board of directors during 2002.

Director Compensation

        We generally do not compensate our board members for their participation on our board of directors. However as compensation for Ms. Lee's service as a director, on February 8, 2000 she received options to purchase 2,400 shares of Common Stock at a strike price of $0.10 per share, which vest in equal amounts quarterly over three years. Ms. Lee became Chief Financial Officer in November, 2000.

DIRECTORS AND EXECUTIVE OFFICERS

        Set forth below is certain information concerning the members of the board of directors and executive officers of the Company. Biographical information regarding Messrs. Wei and Glassmeyer is included under Proposal No. 1—Election of Directors. All executive officers hold office until a successor is chosen and qualified.

        David Schaeffer, age 46, founded the Company in August 1999 and is the Chairman, President and Chief Executive Officer. Prior to founding the Company, Mr. Schaeffer was the founder of Pathnet, Inc., a broadband telecommunications provider, where he served as Chief Executive Officer from 1995 until 1997 and as Chairman from 1997 until 1999. Mr. Schaeffer has been elected as a member of the board of directors pursuant to an agreement among the Company, certain of its Preferred Stock investors and other affiliates of the Company whereby the Company has agreed to nominate certain designees to the board of directors and such Preferred Stock investors and other affiliates of the Company have agreed to vote for such designees. Mr. Schaeffer has been a director of the Company since 1999.

        H. Helen Lee, age 30, the Company's Chief Financial Officer and a director, joined the Company in November 2000. Prior to joining the Company, Ms. Lee worked in the LBO group of the Audax Group, a private equity firm in Boston, MA in 2000. From 1997 to 1998 Ms. Lee worked at Pathnet Inc., directing financing and corporate development activities. From 1995 to 1997, Ms. Lee worked in the Telecom M&A/Advisory Group at J.P. Morgan, where she participated in merger and acquisition transactions and advised on equity and high-yield offerings. Ms. Lee has been elected as a member of the board of directors pursuant to an agreement among the Company, certain of its Preferred Stock investors and other affiliates of the Company whereby the Company has agreed to nominate certain designees to the board of directors and such Preferred Stock investors and other affiliates of the Company have agreed to vote for such designees. Ms. Lee has been a director of the Company since 2000.

        Robert Beury, age 49, joined the Company in September 2000 as Vice President and General Counsel. Prior to joining the Company, Mr. Beury served as Deputy General Counsel of Iridium LLC from 1994 to 2000. From 1987 to 1994 Mr. Beury was General Counsel of Virginia's Center for Innovative Technology, a non-profit corporation set up to develop the high tech industry in Virginia.

        Bruce Wagner, age 52, joined Cogent in June 2002 as Vice President of Sales. Mr. Wagner has over 15 years of sales and sales management experience in the telecom industry. Most recently, he ran his own consulting business in sales and operations. From 1997 to 2000 he held various sales and operations senior management positions with Teligent, Inc. in Vienna, Virginia, including Senior Vice President, Field Operations. In this position, Mr. Wagner had responsibility for leading all field operations including sales and site acquisition as well as network operations and provisioning. From 1996 to 1997 Mr. Wagner was Senior Vice President, Direct Sales for Snyder Communications, Inc. in Bethesda, Maryland. From 1990 to 1996, he held senior sales management positions with Oncor Communications, Inc. in Bethesda and with ITT Communication in Secaucus, New Jersey from 1987 to 1990.

        R. Brad Kummer, age 54, joined the Company in February 2000 as Vice President and Chief Technology Officer. Mr. Kummer spent the 25 years prior to joining the Company at Lucent Technologies (formerly Bell Laboratories), where he served in a variety of research and development and business development roles relating to optical fibers and systems. In his most recent work at Lucent, he was responsible for optical fiber systems engineering for long haul and metropolitan dense wavelength division multiplexing systems.

        Timothy O'Neill, age 47, joined the Company in January 2001 as the Vice President of Engineering Construction. He is responsible for the network build-out and provisioning. From 1999 to 2001, Mr. O'Neill was employed at @Link Networks, Inc. where he served as Chief Network Officer. While at @Link Networks, Inc., Mr. O'Neill was responsible for engineering, implementing, and operating an integrated communications network. From 1998 to 1999, Mr. O'Neill was the Vice President of National Operations for Nextlink Communications (subsequently XO Communications Inc.). His responsibilities included the NOC, network assurance, central office construction, provisioning, and engineering. Mr. O'Neill has also held senior management positions with Time Warner Communications and Internet Communications from 1994 to 1998.

        Mark Schleifer, age 34, joined the Company in October 2000 and currently serves as Vice President, IP Engineering. From 1994 to 2000, Mr. Schleifer served as Senior Director, Network Engineering at DIGEX/Intermedia, Incorporated, a provider of high-end managed Web and application hosting services. At DIGEX/Intermedia, Incorporated, Mr. Schleifer managed the Network Engineering group, Capacity Planning group, and Research and Development group. He was responsible for all technical aspects of customer turn up, network troubleshooting, field installations, and new equipment testing for the leased line business. Mr. Schleifer also coordinated peering and backbone circuit deployment to maintain network throughput and availability.

        Thaddeus Weed, age 42, joined the Company in February 2000 and serves as Vice President and Controller. From 1997 to 1999, Mr. Weed served as Senior Vice President of Finance and Treasurer at Transaction Network Services where Mr. Weed undertook a broad range of financial management responsibilities. These responsibilities included financial planning, forecasting, budgeting, financial modeling, acquisition, and international expansion strategies and pro-forma analyses. In 1999 he negotiated and completed the sale of Transaction Network Services to PSINet, Inc. From 1987 to 1997, Mr. Weed was employed at Arthur Andersen LLP where he served as Senior Audit Manager, consulting on due diligence and operational improvement issues and performing audits of public and private entities.

        Erel Margalit, age 41, has served on the Company's board of directors since 2000. Mr. Margalit has been Managing General Partner of Jerusalem Venture Partners since August 1997. He was a general partner of Jerusalem Pacific Ventures from December 1993 to August 1997. From 1990 to 1993, Mr. Margalit was Director of Business Development of the City of Jerusalem. Mr. Margalit is a director of Bridgewave Communications, Inc., CyOptics, Inc. SANGate Systems, Inc., MagniFire Websystems, Inc., Native Networks, Ltd. and Cyber-Ark Software, Inc. Mr. Margalit has been elected as a member of the board of directors pursuant to an agreement among the Company, certain of its Preferred Stock investors, including Jerusalem Venture Partners, and other affiliates of the Company whereby the Company has agreed to nominate certain designees to the board of directors and such Preferred Stock investors, Jerusalem Venture Partners, and affiliates of the Company have agreed to vote for such designees.

EXECUTIVE COMPENSATION

        Summary Compensation Table.    The following table sets forth summary information concerning the compensation we paid during the fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002 to our Chief Executive Officer and each of our other four most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2002 and whose compensation exceeded $100,000 for fiscal year 2002. We refer to these individuals as our named executive officers.

Summary Compensation Table

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)			Bonus ($)		Securities Underlying Options/SARs (#)	All Other Compensation
David Schaeffer Chairman, President and Chief Executive Officer	2002 2001 2000	$ $ $	250,000 250,000 218,827		$ $ $	— — —	$ — 478,700 —	$ $ $	— — —
Helen Lee Chief Financial Officer	2002 2001 2000	$ $ $	248,750 220,000 25,949	(1)	$ $ $	— — —	— 100,000 47,400	$ $ $	— — 31,304	(2)
Mark Schleifer Vice President, IP Engineering	2002 2001 2000	$ $ $	208,000 208,000 50,533	(1)	$ $ $	— — 20,800	— 3,796 17,500	$ $ $	— — —
Neale D'Rozario Chief Information Officer(3)	2002 2001 2000	$ $ $	202,333 180,400 84,791	(1)	$ $ $	— — —	— — —	$ $ $	17,318 13,700 —	(2) (2)
Robert Beury Vice President and General Counsel	2002 2001 2000	$ $ $	197,333 196,000 63,197	(1)	$ $ $	— — —	— 4,555 17,500	$ $ $	— — —

  (1)
  Reflects partial-year employment.
  (2)
  Relocation costs and expenses.
  (3)
  Mr. D'Rozario, Chief Information Officer, resigned from his position with the Company in January, 2003.

        Option grants during Fiscal Year 2002.    The Company did not grant any options to its named executive officers during the fiscal year ended December 31, 2002. See "2000 Equity Incentive Plan" under "Employment Agreements" for a description of the 2000 Equity Incentive Plan of Cogent Communications Group, Inc.

        Aggregate Option Exercises in Fiscal Year 2002 and Year-End Option Values.    The following table provides information about options held by named executive officers as of December 31, 2002. The value realized and the value of unexercised in-the-money options at year-end is based on the year-end closing market price of $0.38, less the exercise price per share, multiplied by the number of shares underlying the options. See "2000 Equity Incentive Plan" under "Employment Agreements" for a description of the 2000 Equity Incentive Plan of Cogent Communications Group, Inc.

			Number of Securities Underlying Unexercised Options At Fiscal Year End
					Value of Unexercised In the Money Options At Year End
Name	Shares Acquired On Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
David Schaeffer	—	$—	264,880	213,820	$—	$—
Helen Lee	—	$—	87,150	56,117	$392	$56
Mark Schleifer	—	$—	10,563	10,733	$—	$—
Neale D'Rozario(1)	—	$—	12,070	10,175	$—	$—
Robert Beury	—	$—	12,501	9,554	$—	$—

(1)
Mr. D'Rozario, Chief Information Officer, resigned from his position with the Company in January, 2003.

EMPLOYMENT AGREEMENTS

        David Schaeffer Employment Agreement.    David Schaeffer has an employment agreement that provides for a minimum annual salary of $250,000 for his services as Chief Executive Officer. He also receives all of the Company's standard employee benefits and a life insurance policy with a death benefit of $2 million. The initial term of his employment is through December 31, 2003. If he is discharged without cause or resigns for good reason, he is entitled to a lump sum amount equal to his annual salary at the time and continuation of his benefits for one year. If he is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, he is entitled to additional payment to reimburse him for all taxes, up to a maximum additional payment of 20% of the amount subject to tax. The agreement also provides that failure to elect Mr. Schaeffer's designees to the board of directors, his right in the Stockholder Agreement, constitutes a material breach of his employment agreement.

        Helen Lee Employment Agreement.    Helen Lee's employment agreement provides for an annual salary of $220,000 for her services as Chief Financial Officer. In the event that her employment with the Company is terminated without cause or constructively terminated, the agreement entitles her to six months of salary and continuation of benefits for six months and all stock options to be vested in the quarter of termination will vest immediately. In the event of a change of control, 100% of her then unvested stock options at the $15.00 strike price will vest immediately. In the event of an initial public offering, 50% of her then unvested stock options at the $15.00 strike price will vest immediately.

        Mark Schleifer Employment Agreement.    Mark Schleifer's employment agreement provides for an annual salary of $208,000 for his services as Vice President, IP Engineering. In the event that his employment with the Company is terminated without cause or constructively terminated without cause, the agreement entitles him to one month of salary and continuation of benefits for six months and all stock options to be vested in the quarter of termination will vest immediately. In the event of a change of control resulting in his termination without cause or constructive termination, 50% of his then unvested stock options will vest immediately.

        Robert Beury Employment Agreement.    Robert Beury's employment agreement provides for an annual salary of $196,000 for his services as Vice President and General Counsel. The agreement entitles him to six months of salary in the event that his employment with the Company is terminated without cause. In the event of a change of control resulting in his termination without cause or constructive termination, 50% of his then unvested stock options will vest immediately.

2000 Equity Incentive Plan

        In 1999 the board of directors adopted the Amended and Restated Cogent Communications Group, Inc. 2000 Equity Incentive Plan. The principal purpose of the equity plan is to attract, retain, and motivate selected officers, employees, consultants, and directors through the granting of stock-based compensation awards. The equity plan provides for a variety of compensation awards, including stock options, stock purchase rights and direct stock grants. Our board of directors, through the Compensation Committee, administers the equity plan with respect to all awards. The full board administers the equity plan with respect to options granted to independent directors, if any. No options were granted to the named executive officers under the equity plan in 2002.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The compensation committee of the board of directors is responsible for determining compensation for our executive officers and other employees, and administering our 2000 Equity Incentive Plan, our management incentive plan and other compensation programs. The compensation committee currently consists of Edward Glassmeyer, Erel Margalit, and James Wei.

        The Company's compensation program is designed to enable the Company to recruit, retain and motivate a talented and diverse group of executive officers. The Company offers compensation packages comprised of a mix of base salary, stock option grants and annual cash bonus awards.

        Salary ranges for the Chief Executive Officer and other executive officers are based on an individual's experience and prior performance as well as the Company's operating performance and the attainment of planned financial and strategic initiatives. The experience, performance and attainment of initiatives are evaluated by the compensation committee on a subjective basis and no particular weight is given to any particular factor.

        The compensation of the Chief Executive Officer was originally determined in negotiations with the venture capitalists who initially invested in the company in February of 2000, and is governed by the terms of his employment agreement that is discussed above. The compensation of subsequently hired executive officers was determined in negotiations between the Chief Executive Officer and such executive officers and in consultation with the board of directors and the compensation committee and in most cases is governed by the terms of employment agreements. Subsequent adjustments to the compensation of executive officers other than the Chief Executive Officer have been made based upon the recommendation of the Chief Executive Officer after consultation with the compensation committee.

        The Company's 2000 Equity Incentive Plan provides for the grant of options to purchase the Company's Common Stock. All executive officers, including the Chief Executive Officer participate in the 2000 Equity Incentive Plan. Options granted under the Equity Incentive Plan vary in their vesting schedule, but typically vest over the course of several years. All stock option awards to employees are made upon recommendation of the Chief Executive Officer and all stock option grants, including grants made to the Chief Executive Officer, are approved by the full board of directors upon review and recommendation of the compensation committee.

        During 2002, the Company did not pay any cash bonuses to its executive officers.

        All Company executive officers also participate in the Company's benefit programs, including the Company's 401(k) plan and its medical, dental and other benefits plans.

        As described above, the compensation committee periodically reviews the compensation of the Company's Chief Executive Officer and each executive officer and determines the compensation for each executive based upon the executive's performance, the Company's attainment of certain financial and strategic objectives and other factors.

                      Compensation Committee:

                      Edward Glassmeyer
                      Erel Margalit
                      James Wei

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During the year ended December 31, 2002:

  •
  None of the members of the compensation committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;
  •
  None of the members of the compensation committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeds $60,000;
  •
  None of the Company's executive officers served on the compensation committee (or another board committee with similar functions) of any entity where one of that entity's executive officers served on the Company's compensation committee;
  •
  None of the Company's executive officers was a director of another entity where one of that entity's executive officers served on the Company's compensation committee; and
  •
  None of the Company's executive officers served on the compensation committee (or another board committee with similar functions) of another entity where one of that entity's executive officers served as a director on the Company's board of directors.

PERFORMANCE GRAPH

        The following graph compares the cumulative return, for the period beginning February 5, 2002, the day the Company's common stock began trading, through December 31, 2002 of the Company's common stock to the total cumulative return over the same period of the common stocks in (1) The Standard & Poors 500 (S&P 500) Index and (2) an industry peer group consisting of Savvis Communications Corporation (NASDAQ: SVVS); Internap Network Services Corporation (NASDAQ: INAD); Fastnet Corporation (NASDAQ: FSST); Time Warner Telecom Inc. (NASDAQ: TWTC); and U.S. Realtel Inc. (NASDAQ: USRT). The comparison assumes $100 was invested on February 5, 2002 in the Company's common stock, the S&P 500 Index and the industry peer group, with dividends, if any, reinvested.

COMPARISON OF 11 MONTH CUMULATIVE TOTAL RETURN*
AMONG COGENT COMMUNICATIONS GROUP, THE S & P 500 INDEX
AND A PEER GROUP

*
100 invested on 2/5/02 in stock or on 1/31/02 in index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright © 2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of shares of the Company's capital stock as of April 1, 2003 by:

  •
  each stockholder known to us to be a beneficial owner of more than 5% of any class of voting capital stock;
  •
  each of our directors;
  •
  each of our named executive officers; and
  •
  all of our executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options, warrants and securities convertible into common stock held by that person that are exercisable as of April 1, 2003 or exercisable within 60 days thereof are deemed outstanding. Except as indicated in the footnotes to this table, we believe that each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name, except to the extent shared by a spouse under applicable law. This table is based on information supplied by officers, directors and principal stockholders. As of April 1, 2003, there were 105,513,367 shares of capital stock outstanding, of which 3,521,438 shares of common stock were outstanding, 26,000,000 shares of Class A preferred stock, 19,362,531 shares of Class B preferred stock, 49,773,402 shares of Class C preferred stock, 3,426,293 shares of Class D preferred stock and 3,426,293 shares of Class E preferred stock were outstanding.

        Unless otherwise noted, the address for each stockholder below is: c/o Cogent Communications Group, Inc., 1015 31st Street, N.W., Washington D.C. 20007.

	Common		Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock
Name and Address	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Percent Voting Control(10)
Entities affiliated with Jerusalem Venture Partners Building One Mahla, Jerusalem 91487	—	—	9,250,000	35.58%	3,296,704	17.03%	16,042,352	32.23%	18.94%
Entities affiliated with Worldview Technology Partners 435 Tasso Street, #120 Palo Alto, CA 94301	—	—	9,250,000	35.58%	3,296,704	17.03%	9,625,411	19.34%	14.83%
Entities affiliated with Oak Investment Partners IX, LP One Gorham Island Westport, CT 06880	—	—	5,000,000	19.23%	4,395,604	22.70%	9,583,300	19.25%	13.00%
Entities affiliated with Boulder Ventures III, LP 4750 Owings Mills Blvd. Owings Mill, MD 21117	—	—	2,000,000	7.69%	659,340	3.41%	1,203,176	2.42%	2.60%
Entities affiliated with Broadview Capital Partners One Bridge Plaza Fort Lee, NJ 07024	—	—	—	—	3,274,726	16.91%	4,439,721	8.92%	5.57%
Entities affiliated with Nassau Capital Partners	—	—	—	—	1,538,461	7.95%	2,205,823	4.43%	2.69%
ACON Venture Partners, LP 345 California Street Suite 3300 San Francisco, CA 94104	—	—	—	—	1,098,901	5.68%	—	—	0.91%
SMALLCAP World Fund, Inc. 3000 K Street, NW Suite 230 Washington, D.C. 20007	—	—	—	—	1,098,901	5.68%	4,973,129	9.99%	4.10%
Cisco Systems Capital Corporation(1)	710,216	14.70%	—	—	—	—	—	—	4.55%
David Schaeffer(2)	1,678,335	34.74%	—	—	—	—	1,604,235	3.22%	11.78%
H. Helen Lee(3)	108,275	2.24%	—	—	—	—	—	—	*
Erel Margalit(4)	—	—	9,250,000	35.58%	3,296,704	17.03%	16,042,352	32.23%	18.94%
James Wei(5)	—	—	9,250,000	35.58%	3,296,704	17.03%	9,625,411	19.34%	14.83%
Edward Glassmeyer(6)	—	—	5,000,000	19.23%	4,395,604	22.70%	9,583,300	19.25%	13.00%
Mark Schleifer(7)	13,186	*	—	—	—	—	—	—	*
Neale D'Rozario(9)	—	—	—	—	—	—	—	—	*
Robert Beury(8)	14,052	*	—	—	—	—	—	—	*
Directors and executive officers as a group (12 persons)(9)	1,856,863	38.44%	23,500,000	90.38%	11,003,297	56.83%	36,855,298	74.05%	49.01%

*
Less than 1%
(1)
Constitutes the number of shares of common stock subject to warrants issued in connection with the Company's credit facility with Cisco Systems Capital Corporation.
(2)
Includes 135,000 shares of common stock held by the Schaeffer Descendant's Trust. Mr. Schaeffer disclaims beneficial ownership of such shares. Includes 318,335 shares underlying stock options.
(3)
Includes 104,142 shares underlying stock options exercisable within 60 days of April 1, 2003.
(4)
Includes 28,589,056 shares of preferred stock held by entities affiliated with Jerusalem Venture Partners, of which Mr. Margalit is Managing General Partner, including: (a) JVP III, LP, (b) JVP III (Israel) LP, (c) JVP Entrepreneurs Fund LP, (d) JVP IV, LP, (e) JVP-IV-A LP, and (f) JVP IV (Israel) LP. Mr. Margalit disclaims beneficial ownership of such shares.
(5)
Includes 22,172,115 shares of preferred stock held by entities affiliated with Worldview Technology Partners, of which Mr. Wei is a general partner, including: (a) Worldview Technology Partners III, LP, (b) Worldview Technology International III, LP, (c) Worldview Strategy III, LP, (d) Worldview III Carrier Fund, LP, (e) Worldview Technology Partners IV, LP, (f) Worldview Technology International IV, LP, and (g) Worldview Strategy Partners IV, LP. Mr. Wei disclaims beneficial ownership of such shares.
(6)
Includes 18,978,904 shares of preferred stock held by: Oak Investment Partners IX, LP, Oak IX Affiliates Fund, LP, and Oak IX Affiliates (Annex), LP. Mr. Glassmeyer disclaims beneficial ownership of such shares.
(7)
Common shares include 13,186 shares underlying stock options exercisable within 60 days of April 1, 2003.
(8)
Common shares include 14,052 shares underlying stock options exercisable within 60 days of April 1, 2003.
(9)
See footnotes (1) through (7) above. Consists of David Schaeffer, H. Helen Lee, Mark Schleifer, Neale D'Rozario, Robert Beury, Erel Margalit, James Wei, Edward Glassmeyer, R. Bradley Kummer, Timothy O'Neill, Bruce Wagner and Thaddeus Weed. Mr. D'Rozario, Chief Information Officer, resigned his position with the Company in January, 2003.
(10)
Based on beneficial ownership of shares, with preferred shares converted in accordance with the voting provisions of the Company's Certificate of Incorporation, and assuming that all beneficially-owned shares only of the stockholder in question represent present voting interests.

Equity Compensation Plan Information

        The following table sets forth certain information with respect to the Company's equity compensation plans as of December 31, 2002.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	1,847,277	$19.57	399,603
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	1,847,277	$19.57	399,603

(1)
See the description of the Company's 2000 Equity Incentive Plan under "Employment Agreements."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company's Headquarters Lease

        We lease office space in Washington, D.C. from a partnership of which our Chairman and Chief Executive Officer, David Schaeffer, is the general partner. The annual rent for this space is approximately $368,000 and the lease expires August 31, 2003. We believe that this lease agreement is on terms at least as favorable to us as could have been obtained from an unaffiliated third party.

Series C Preferred Stock Financing

        In October 2001, the Company issued 49,773,402 shares of Series C Preferred Stock for approximately $62 million. As described in greater detail in "Security Ownership of Certain Beneficial Owners and Management," certain of the members of our board of directors may be deemed to have beneficial ownership of the shares issued in the Series C Preferred Stock Financing. Additionally, in

connection with this financing, the Company agreed that it would nominate the designees of certain of the Series C Preferred Stock investors to the board of directors of the Company.

Employment Agreements

        We have employment agreements with certain of our named executive officers as described in Proposal No.1—Election of Directors—Employment Agreements.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors, and persons who own more than ten percent of a registered class of stock of companies subject to the reporting requirements of Section 12 of the Act to file reports of ownership and changes in ownership with the Securities and Exchange Commission.

        Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based on its records and other information, the Company believes that the following entities and individuals did not timely file Forms 3 with respect to their ownership of preferred and/or common stock of the Company and rights to acquire common stock of the Company pursuant to stock options: William Currer, Timothy O'Neill, Thaddeus Weed, Raymond Kummer, Scott Stewart, Neale D'Rozario, Mark Schleifer, Robert Beury, H. Helen Lee, Dave Schaeffer, Barry Morris, Nas Partners I, LLC, Nassau Capital Partners IV, LP, James Wei, Boulder Ventures III Annex, LP, Boulder Ventures III LP, Ed Glassmeyer and Erel Margalit. The Company believes that there were no other Section 16(a) filing requirements applicable to its directors and executive officers for 2002.

INDEPENDENT PUBLIC ACCOUNTANTS

        We engaged the independent public accounting firm of Ernst & Young LLP to audit our consolidated financial statements for the year ended December 31, 2002. It is anticipated that a representative of Ernst & Young LLP will attend the Annual Meeting for the purpose of responding to appropriate questions. At the meeting, a representative of Ernst & Young LLP will be afforded an opportunity to make a statement if they so desire. The Audit Committee has not selected or recommended an independent public accounting firm to audit our consolidated financial statements for the year ended December 31, 2003. The Audit Committee is considering a number of factors, including developing standards of corporate governance best practices, in making a decision on the selection of its independent auditor and expects to select an independent public accountant, which may or may not be Ernst & Young LLP, in due course to allow the audit process to get underway in a timely fashion.

Audit Fees

        The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit and related fees of the Company's consolidated financial statements for the year ended December 31, 2002 were approximately $133,500.

Financial Information System Design and Implementation Fees

        During the year ended December 31, 2002, the Company did not engage Ernst & Young LLP for financial information systems design and implementation and thus the Company was neither billed for, nor paid any fees with respect to, such services.

All Other Fees

        The Company engaged Ernst & Young LLP to provide tax advisory services for the fiscal year ended December 31, 2002. The aggregate fees billed for these services were approximately $63,000. The audit committee of the board of directors has considered whether the provision of these services is compatible with maintaining the independent auditor's independence.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        On July 10, 2002, we dismissed our independent auditors, Arthur Andersen LLP, and appointed Ernst & Young LLP to serve as our new independent auditors for the year ending December 31, 2002. Our board of directors approved this decision. The Board of Directors, at the recommendation of the Audit Committee, approved the appointment of Ernst & Young LLP as the Company's auditors. We filed a current report on Form 8-K with the SEC on July 10, 2002, which included a notification of this change.

        Arthur Andersen's report on our financial statements for the fiscal years ending December 31, 2000 and December 31, 2001 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

        During each of the two fiscal years ending December 31, 2000 and 2001, there were: (i) no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their report on our financial statements for such years; and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        During each of our two fiscal years ending December 31, 2000 and 2001 and through the date of their appointment, we did not consult Ernst & Young with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

OTHER MATTERS

        A copy of the Company's 2002 Annual Report to Stockholders accompanies this Information Statement. The Company has filed an Annual Report for its fiscal year ended December 31, 2002, on Form 10-K with the Securities and Exchange Commission. Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to Cogent Communications Group, Inc., 1015 31st Street N.W., Washington, D.C. 20007.

By Order of the Board of Directors,

David Schaeffer, Chairman and Chief Executive Officer
Dated: April 24, 2003 Washington, D.C.

APPENDIX A

CHARTER OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I. Purpose

        The primary function of the Audit Committee is to assist the Board of Directors in fulfilling the Board's oversight responsibilities by overseeing the processes involved in the preparation and review of the financial reports and other information provided to the public; the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; the Company's auditing, accounting and financial reporting processes generally; and the audit process. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

  •
  Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system.

  •
  Oversee and appraise the audit efforts of the Company's independent accountants and internal auditing department.

  •
  Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

        The independent accountants shall be accountable to the Board of Directors of the Company and the Audit Committee.

        In addition, the Audit Committee shall have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

II. Organization

        The Audit Committee shall be composed of three or more directors, all of whom are independent of the management of the Company and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a Committee member. The Board of Directors shall annually appoint the Audit Committee. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. The Board of Directors shall appoint one of the members of the Audit Committee as the Chairperson.

III. Meetings

        The Audit Committee shall meet at least two times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

IV. Responsibilities and Duties

        In carrying out its responsibilities, the Audit Committee's policies and procedures should remain flexible, in order to best react to changing conditions and to assure the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

        In carrying out these responsibilities, the Audit Committee will:

1.
Review and update the Committee's charter annually.

2.
Recommend to the Board of Directors the independent accountant, approve the compensation of the independent accountant, and review and approve the discharge of the independent accountant.

3.
Confirm and assure the independence of the independent accountant, including the receipt and consideration of a formal written statement from the independent accountant regarding relationships and services performed which may potentially affect the independent accountant's objectivity and independence.

4.
Consider, in consultation with the independent accountant, the audit scope and plan of the independent accountant.

5.
Consider and review with the independent accountant significant findings and recommendations of the independent accountant together with management's responses thereto.

6.
Review with management and the independent accountant at the completion of the annual examination:
  a)
  The Company's annual financial statements and related footnotes.
  b)
  The independent accountant's audit of the financial statements and its report thereon.
  c)
  Any significant changes required in the independent accountant's audit plan.
  d)
  Any serious difficulties or disputes with management encountered during the course of the audit.
  e)
  Other matters related to the conduct of the audit if such matters are to be communicated to the Committee under generally accepted auditing standards.
7.
Consider the independent accountant's judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

8.
Consider and review with management:
  a)
  Significant findings during the year and management's responses thereto.
  b)
  Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.
  c)
  Any changes required in the planned scope of their audit plan.
  d)
  The internal auditing department budget and staffing.

        Review with management and the independent accountant any material issues brought to the attention of the Committee by the independent accountant or internal audit regarding interim financial reports.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2003
INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
PROPOSAL NO. 1 ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS AND COMMITTEES
DIRECTORS AND EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
Summary Compensation Table
EMPLOYMENT AGREEMENTS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PERFORMANCE GRAPH
COMPARISON OF 11 MONTH CUMULATIVE TOTAL RETURN* AMONG COGENT COMMUNICATIONS GROUP, THE S & P 500 INDEX AND A PEER GROUP
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT PUBLIC ACCOUNTANTS
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
OTHER MATTERS
  APPENDIX A
CHARTER OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS